Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Coterra Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10 per share	Other	1,500,000 shares	$27.48	$41,220,000.00	0.0000927	$3,821.09
Total Offering Amounts					$41,220,000.00		$3,821.09
Total Fee Offsets							—
Net Fee Due							$3,821.09

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover, in addition to the number of shares of the Registrant’s common stock, par value $0.10 per share (“Common Stock”), stated above, such indeterminate number of additional shares of Common Stock as may become issuable under the Cimarex Energy Co. 401(k) Plan (the “Plan”) as a result of share splits, share dividends or similar transactions pursuant to the adjustment or antidilution provisions thereof. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share of Common Stock and maximum aggregate offering price are based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on June 17, 2022.